Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:
Terence Hall, CEO; Robert Taylor, CFO;
Greg Rosenstein, VP of Investor Relations, 337-714-4545
Superior Energy Services, Inc. Provides Company Update and
Announces Third Quarter Earnings Release Date and Conference Call Information
(Broussard, La., Monday, October 17, 2005) Superior Energy Services, Inc. (NYSE: SPN) announced today a company update and the establishment of the Superior Response Team (“SRT”) as a result of this extremely active hurricane season — including the lingering impacts of Hurricanes Katrina and Rita on the Gulf of Mexico energy industry.
Overview of Storm-Related Impact to Superior Energy Services
Although the company is still quantifying the impact from the hurricanes, some items are known:
•	The company estimates that the opportunity cost (i.e. deferred revenue opportunity) from downtime related to the hurricanes is in excess of $30 million in the third quarter, including about $14 million from deferred production at SPN Resources.
•	During the third quarter, SPN Resources had more than 50 days of oil and gas production without any shut-ins. Over that time, SPN Resources averaged 7,500 barrels of oil equivalent (“boe”) per day, including 13 days of production above 8,000 boe. Production was about 2,200 boe per day following Hurricane Katrina, and all production was shut-in on Thursday, September 22 in advance of Hurricane Rita.
•	With the exception of South Pass 60 and Ship Shoal 253, production is expected to return from all fields when third party pipelines, processing plants and refineries accept production. On August 26, prior to shutting in production in advance of Hurricane Katrina, production was approximately 3,600 boe at South Pass 60 and approximately 1,000 boe at Ship Shoal 253.
•	Above water assessments of all SPN Resources’ platforms have been completed and only one platform — a non-producing platform at Ship Shoal 253 field — incurred major structural damage. The company expects repairs to other damaged platforms to be completed during the fourth quarter.
•	Total costs net of insurance proceeds for SPN Resources’ property repairs resulting from Hurricanes Katrina and Rita are currently estimated at between $6 million and $7 million. These estimates include under water platform and pipeline inspections.

•	Repairs from Hurricane Katrina damage are well underway at South Pass 60 and repairs necessary to produce at West Delta 79/86 are complete. Repairs for Hurricane Rita damage are starting.
•	The company expects higher costs of services and general and administrative costs in the third and fourth quarters due in part to equipment and employee relocation costs, storm-related losses in excess of insurance coverage, and equipment and facility repair costs. For instance, the company provided about $2 million in relief aid for the more than 550 employees impacted by Hurricanes Katrina and Rita.
•	Hurricane Rita caused flooding and damage to several of the company’s facilities along the Louisiana coast, including facilities in Cameron, Fourchon, Intracoastal City, Venice and at the Port of Iberia.
•	Liftboat damage was minimal and all available liftboats are currently working.
Current Activity Levels
The company believes restoring the Gulf of Mexico energy industry to pre-hurricane status will require multiple phases, including damage assessment; platform recovery, salvage and abandonment, as needed; well recovery and abandonment; production restoration; and the resumption of drilling activity. The company believes it is well positioned to participate in all phases of oil and gas restoration work in the Gulf of Mexico.
Superior has several assets which are currently participating in the first phase of post-hurricane recovery work, including the company’s liftboats, on-site accommodations, well control, hydraulic workover and engineering services. All of the aforementioned services are operating at or near capacity. In the case of liftboats, all available liftboats are currently utilized and most are earning dayrates above 2001 peak levels. Collectively, the company’s fleet of 26 liftboats is generating daily revenue in excess of $310,000, which exceeds the prior daily revenue peak established in 2001 when the company owned 39 liftboats.
Once the industry moves to the next phase of recovery, which will involve restoring production to existing wells and plugging permanently damaged wells, the company anticipates its production-related and plug and abandonment services will experience similar activity levels to those assets participating in the first phase, which should yield significantly high equipment and crew utilizations.
Hurricane-related work would be incremental to the resumption of strong, pre-storm demand for rental tools and production-related services the company was already experiencing earlier in the third quarter.
Superior Establishes Superior Response Team
The Company has established the Superior Response Team (“SRT”) to better assist customers with their large-scale recovery projects. The SRT formalizes Superior’s project management and engineering capabilities, and was borne out Superior’s experience managing two large-scale salvage and recovery projects that resulted from Hurricane Ivan.

Hurricanes Katrina and Rita inflicted significant damage to multiple offshore platforms and facilities. The SRT intends to identify project management opportunities and develop an integrated management process to address customers’ platform and well issues. The team will present Superior’s customers with a diversified set of production-related and abandonment services that are focused on storm-related platform, well recovery or salvage work due to storm damage. These services will include all Superior services that may be required to facilitate work, and will be managed by a joint team of specialists across multiple product and service disciplines within Superior.
CEO Terry Hall comments:
“While these unprecedented hurricanes have impacted short-term results, we believe our long-term earnings power is strengthened as we expect to be at the forefront of helping repair and revive oil and gas activity throughout the Gulf of Mexico. We are fully participating in the initial recovery phase, and expect similar performance from our various assets as our customers move from damage assessment, to repair, production restoration and ultimately drilling. We expect all production from SPN Resources to resume prior to year-end. While this is occurring, we intend to continue to grow our domestic land and international offshore rental businesses and actively pursue mature oil and gas property acquisition opportunities that may arise as energy producers reassess the benefits and risks of owning and operating mature properties.”
Third Quarter Conference Call Information
The Company will hold a conference call on Thursday, November 3 at 10 a.m. Central time (11 a.m. Eastern time) to discuss the third quarter results, including the impact of weather during the period.

What:	Superior Energy Services’ Third Quarter 2005 Conference Call

When:	Thursday, November 3 at 10 a.m. Central Time (11 a.m. Eastern Time)

Webcast:	www.superiorenergy.com

Dial-in:	800-763-5557

Replay:	800-642-1687 (available 2 hours after call and ending November 10, 2005)

Replay Passcode:	1567588
Superior Energy Services, Inc. is a leading provider of specialized oilfield services and equipment focused on serving the production-related needs of oil and gas companies primarily in the Gulf of Mexico and the drilling-related needs of oil and gas companies in the Gulf of Mexico and select international market areas. The company uses its production-related assets to enhance, maintain and extend production and, at the end of an offshore property’s economic life, plug and decommission wells. Superior also owns and operates mature oil and gas properties in the Gulf of Mexico.
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 which involve known and unknown risks, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: volatility of the oil and gas industry, including the level of exploration, production and development activity; risks associated with the Company’s rapid growth; changes in competitive factors and other material factors that are described from time to time in the Company’s filings with the Securities and Exchange Commission. Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward-looking statements contained herein should not be regarded as representations by Superior or any other person that the projected outcomes can or will be achieved.
# # #